Exhibit 10.2

April 13, 2023

Jiri Ponrt
Via Email

Dear Jiri,
Restricted Share Units (“RSUs”):  Upon approval by the Compensation Committee of the Board of Directors or via delegated authority, Groupon, Inc. will grant you 183,333 RSUs pursuant to the Groupon, Inc. 2011 Incentive Plan (“Plan”). The RSU grant will vest 100% on April 13, 2024. Such vestings are contingent upon your continuous provision of material services to Groupon as of the applicable vesting dates. The award will be subject to the terms of the Plan and a form of award agreement that you will be required to sign as a condition of receiving the award.
Furthermore, you should know that the RSUs and any shares acquired pursuant to the RSUs are an additional benefit that may be given to you by Groupon, Inc. and not by the Employer or any other subsidiary or affiliate of Groupon, Inc. Therefore, the RSUs, and any shares acquired pursuant to these awards are not part of your employment relationship with the Employer and are completely separate from your salary or any other remuneration or benefits provided to you by the Employer. This means that any gain you realize from the RSUs will not be included if or when any bonuses, termination compensation, severance payments, payments during a notice period or indemnity that you may receive from the Employer are calculated.
Upon granting of an RSU award, you will be responsible for complying with any applicable legal requirements in connection with your participation in the Plan and for any tax or social insurance contribution obligations arising from the shares received pursuant to the RSU grant, including any Employer obligations that Groupon, Inc. has determined may legally be transferred to you and regardless of any tax and social insurance contribution withholding and/or reporting obligation of Groupon, Inc. or the Employer. You agree that if the RSUs are granted to you, your Employer may report or withhold taxes as it is required to do so under local law. You further agree to seek advice from your personal accountant or tax advisor at your own expense regarding the tax implications of any RSUs granted to you.
Finally, all disputes arising under or relating to the RSU grant, and/or the provisions of this letter shall be governed by and construed in accordance with the laws of the State of Illinois, U.S.A. (but not including the choice of laws rules thereof). For purposes of litigating any dispute that arises directly or indirectly from the RSU grant, and/or the provisions of this letter, you and Groupon, Inc. hereby submit to and consent to the exclusive jurisdiction of the State of Illinois, U.S.A. and agree that such litigation shall be conducted only in the courts of Cook County, Illinois, or the federal courts for the United States for the Northern District of Illinois, and no other courts.
Sincerely,
Groupon, Inc.
/s/ Elaine Danigeles
Elaine Danigeles
Interim Head of People

ACKNOWLEDGED AND AGREED:

/s/ Jiri Ponrt
Signature

April 13, 2023
Date